Exhibit 23.1

The reverse stock split described in Note 13 to the financial statements has not been consummated at July 13, 2018. When it has been consummated, we expect to be in a position to furnish the following consent.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

July 13, 2018

“CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No.1 to the Registration Statement on Form S-1 (No. 333-225960) of Liquidia Technologies, Inc. of our report dated March 14, 2018, except for the effects of the reverse stock split discussed in Note 13 to the financial statements, as to which the date is             , relating to the financial statements of Liquidia Technologies, Inc., which appears in this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Raleigh, North Carolina
[DATE]”